UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JABIL CIRCUIT, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JABIL CIRCUIT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 22, 2015

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jabil Circuit, Inc., a Delaware corporation (“Jabil”), will be held on Thursday, January 22, 2015, at 10:00 a.m., local time, in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704 for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;
2.	To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2015;
3.	To approve (on an advisory basis) Jabil’s executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof.

Only stockholders of record at the close of business on November 24, 2014 are entitled to notice of, and to vote at, the Annual Meeting.

This year we are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many shareholders this year will receive a Notice Regarding the Availability of Proxy Materials (“Notice”), which provides an Internet website address where shareholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote your shares using one of the following methods: (1) vote through the Internet at the website or by telephone at the telephone number shown on the proxy card or Notice; or (2) if you received paper copies of your proxy materials in the mail, mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

FOR THE BOARD OF DIRECTORS OF JABIL CIRCUIT, INC.

Robert L. Paver

Corporate Secretary and General Counsel

St. Petersburg, Florida

December 12, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 22, 2015

The Proxy Statement and Annual Report to Stockholders are available at

www.edocumentview.com/JBL

Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 22, 2015

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, OR, IF YOU REQUESTED PAPER COPIES OF THE PROXY MATERIALS, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD.

JABIL CIRCUIT, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 22, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are using the Securities and Exchange Commission (“SEC”) Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about December 12, 2014, we mailed to all stockholders a Notice, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice also contains instructions for requesting a full printed set of the proxy materials.

The enclosed proxy is solicited on behalf of Jabil Circuit, Inc., a Delaware corporation (except where the context otherwise requires, references herein to “Jabil” “Company” “we” “our” or “us” mean Jabil Circuit, Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 22, 2015, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Sunset Ballroom at the Renaissance Vinoy Golf Club located at 600 Snell Isle Boulevard, St. Petersburg, Florida 33704. Jabil’s principal executive office is located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, and its telephone number at that location is (727) 577-9749.

Record Date and Measurement Date

Stockholders of record at the close of business on November 24, 2014 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of October 31, 2014 (the “Measurement Date”), 193,221,845 shares of Jabil’s common stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section. The closing sales price of Jabil’s common stock on the New York Stock Exchange (“NYSE”) on the Measurement Date was $20.95 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet or telephone at a later date) or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by Jabil. In addition, Jabil may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Jabil’s directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting, and because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, the incumbent director shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

The approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2 and 3. Proposal 3 is considered a non-binding advisory vote.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the NYSE rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. If you own shares through a broker, therefore, you must instruct your broker how to vote in order for your vote to be counted.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder.  Stockholders with shares registered directly with Computershare Investor Services (“Computershare”), Jabil’s transfer agent, may vote as set forth on the Notice, or, if they received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone at the World Wide Web address or telephone number set forth on the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card, if the registered stockholder received paper copies in the mail of the proxy materials. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (Eastern Time) on January 21, 2015.

For Shares Registered in the Name of a Brokerage or Bank.  A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on January 21, 2015. Voting in such a manner via the Internet will not affect your right to decide how your shares are voted should you decide to attend the Annual Meeting.

Notice and Access.  This year we are delivering proxy materials to many stockholders via the Internet under the SEC’s Notice and Access rules, which will save costs and paper. Using this method of distribution, on or about December 12, 2014, we mailed the Notice that contains basic information about our 2014 Annual Meeting and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone rather than Internet, the website listed on the Notice (www.envisionreports.com/JBL) has instructions for voting by phone.

General Information.  These Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ votes have been recorded properly. Stockholders voting via the Internet or telephone through either of these voting procedures should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholders. Also, please be aware that Jabil is not involved in the operation of either of these Internet and telephone voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet, if then made available by Jabil. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the Proxy Statement and annual report materials. Participation instructions are set forth on the enclosed proxy card. When next year’s Proxy Statement and annual report materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil. Your participation in the new Internet program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2015 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 14, 2015 in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting. Our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2015 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our Proxy Statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to December 12, 2015, which will be August 14, 2015. The proxy solicited by the Board of Directors for the 2015 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 14, 2015. Any proposals or director nominations must be mailed to our principal executive offices located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, or that does not comply with our Bylaws, will be disregarded.

Fiscal Year End

Jabil’s fiscal year ends on August 31.

BENEFICIAL OWNERSHIP

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to own beneficially more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 193,221,845 shares of Jabil’s common stock were issued and outstanding as of the Measurement Date.

	Number of Shares (1) (2)	Percent of Total
Principal Stockholders:
Capital Group International, Inc. (3)	12,066,195	6.2%
11100 Santa Monica Blvd., Los Angeles, CA 90025
Fairpointe Capital LLC (4)	10,341,672	5.4%
1 N. Franklin, Ste. 330, Chicago, IL 60606
FMR LLC (5)	10,738,599	5.6%
82 Devonshire Street
Boston, Massachusetts 02109
The Vanguard Group, Inc. (6)	11,854,061	6.1%
100 Vanguard Boulevard, Malvern, Pennsylvania 19355
Directors and Director Nominees:
Martha F. Brooks (7)	60,930	*
Mel S. Lavitt (8)	117,930	*
Timothy L. Main (9)	302,969	*
Mark T. Mondello (10)	669,938	*
Lawrence J. Murphy (11)	89,992	*
Frank A. Newman (12)	163,065	*
Steven A. Raymond (13)	130,688	*
Thomas A. Samson (14)	2,634,545	1.4%
David M. Stout	53,000	*
Named Executive Officers:
Forbes I.J. Alexander (15)	230,905	*
William D. Muir, Jr. (16)	290,180	*
William E. Peters (17)	357,633	*
Joseph A. McGee (18)	246,158	*
All current directors and executive officers as a group (20 persons) (19)	5,805,968	3.0%

 * Less than one percent.

(1)

This column does not include all of the shares subject to stock appreciation rights (“SARs”) held by Jabil’s executive officers. As of the Measurement Date, Jabil’s executive officers held a total of 1,496,321 SARs, all of which have vested as of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value which is equivalent to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $20.95 per share, which is lower than the exercise price of 1,061,321 of the SARs held by Jabil’s executive officers on the Measurement Date. As of the Measurement Date, only 435,000 of the SARs held by Jabil’s executive officers were exercisable. If Jabil’s stock price increases to $21.56, then certain of the SARs that are currently not exercisable could become exercisable within 60 days of the Measurement Date.

(2)

Some or all of the directors and executive officers hold their respective shares in brokerage accounts that contain standard language that can be triggered any time such individual buys securities on margin. As a result of such arrangements, all of the shares owned by our directors and NEOs may be deemed to be pledged.

(3)

The amount shown and the following information is derived from a Schedule 13G filed by Capital Group International, Inc. (“CGII”), reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G, CGII has sole voting power over 10,609,612 shares and sole dispositive power over 12,066,195 shares. Capital International Investors (a division of Capital Research and Management Company), Capital Guardian Trust Company (a wholly-owned subsidiary of CGII), Capital International Limited (a wholly-owned subsidiary of CGII), Capital International Sarl, Inc. (a wholly-owned subsidiary of CGII), and Capital International, Inc. (a wholly-owned subsidiary of CGII), each hold investment power, and in some cases voting power, over certain shares.

(4)

The amount shown and the following information is derived from a Schedule 13G filed by Fairpointe Capital LLC (“Fairpointe”), reporting beneficial ownership as of March 31, 2014. According to the Schedule 13G, Fairpointe has sole voting power over 10,100,163 shares, sole dispositive power over 10,236,072 shares and shared dispositive power over 105,600 shares.

(5)

The amount shown and the following information is derived from a Schedule 13G/A filed by FMR LLC, reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G/A, FMR LLC has sole voting power over 140,844 shares and sole dispositive power over 10,705,765 shares. Fidelity Management & Research Company (a wholly-owned subsidiary of FMR LLC), Fidelity Management Trust Company (a wholly-owned subsidiary of FMR LLC), Strategic Advisers, Inc. (a wholly-owned subsidiary of FMR LLC), Fidelity SelectCo, LLC (a wholly-owned subsidiary of FMR LLC), Edward C. Johnson 3d, FIL Limited and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary of FMR LLC) each hold investment power, and in some cases, voting power over certain shares.

(6)

The amount shown and the following information is derived from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”), reporting beneficial ownership as of December 31, 2013. According to the Schedule 13G/A, Vanguard has sole voting power over 248,652 shares, sole dispositive power over 11,618,078 shares and shared dispositive power over 235,983 shares.

(7)

Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, (ii) 3,960 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.

(8)

Includes (i) 5,000 shares subject to options held by Mr. Lavitt that are exercisable within 60 days of the Measurement Date and (ii) 2,000 shares beneficially owned by Mr. Lavitt’s spouse, over which Mr. Lavitt disclaims beneficial ownership.

(9)

Includes (i) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (ii) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act.

(10)

Mr. Mondello is also Chief Executive Officer, and thus is a NEO in addition to being a director. Includes 100,000 shares subject to SARs held by Mr. Mondello that are exercisable within 60 days of the Measurement Date.

(11)	Includes 5,000 shares subject to options held by Mr. Murphy that are exercisable within 60 days of the Measurement Date.
(12)	Includes 5,000 shares subject to options held by Mr. Newman that are exercisable within 60 days of the Measurement Date.

(13)	Includes 5,000 shares subject to options held by Mr. Raymund that are exercisable within 60 days of the Measurement Date.
(14)

Includes (i) 2,088,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner, as to which Mr. Sansone has sole voting and dispositive power; Mr. Sansone is President of TAS Management, Inc., (ii) 393,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power, (iii) 5,000 shares subject to options held by Mr. Sansone that are exercisable within 60 days of the Measurement Date and (iv) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.

(15)	Includes 65,000 shares subject to SARs held by Mr. Alexander that are exercisable within 60 days of the Measurement Date.
(16)

Includes (i) 75,000 shares subject to SARs held by Mr. Muir that are exercisable within 60 days of the Measurement Date, (ii) 11,712 shares beneficially owned by Mr. Muir’s spouse, over which Mr. Muir disclaims beneficial ownership and (iii) 300 shares beneficially owned by Mr. Muir’s daughter, over which Mr. Muir disclaims beneficial ownership.

(17)	Includes 75,000 shares subject to SARs held by Mr. Peters that are exercisable within 60 days of the Measurement Date.
(18)	Includes 45,000 shares subject to SARs held by Mr. McGee that are exercisable within 60 days of the Measurement Date.
(19)

Includes 460,000 shares subject to options and SARs held by seven executive officers (including one employee director) and five non-employee directors that are exercisable within 60 days of the Measurement Date. All of the shares disclaimed in the individual line items above are also disclaimed here.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Jabil from certain reporting persons, Jabil believes that, during the fiscal year ended August 31, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent stockholders were met. Following the fiscal year ended August 31, 2014, due to an administrative error, Courtney Ryan did not timely file one Form 4 relating to the forfeiture of certain shares from a previously granted performance-based restricted stock unit award.

CORPORATE GOVERNANCE

AND BOARD OF DIRECTORS MATTERS

The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the annual meeting of stockholders each year or appointed by the incumbent Board and serves until the next annual meeting of stockholders or until a successor has been elected or approved.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy L. Main, Chairman
Thomas A. Sansone, Vice Chairman			Chair
Martha F. Brooks	Ö
Mel S. Lavitt		Ö	Ö
Mark T. Mondello
Lawrence J. Murphy		Ö
Frank A. Newman	Ö
Steven A. Raymund	Chair
David M. Stout		Chair	Ö

Role of the Board of Directors’ Committees

Audit Committee.  The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Committee was adopted on October 20, 2011 and is available in the Investors /Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Board of Directors has determined that each member of the Committee is an audit committee financial expert within the meaning of the SEC regulations and that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Committee met eleven times and did not take action by written consent during fiscal 2014.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of Jabil’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board of Directors and makes recommendations to the Board regarding such candidates. The Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s performance self-evaluation. The current charter of the Committee was adopted on September 19, 2014, and is available in the Investors / Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met four times and did not take action by written consent during fiscal 2014.

Compensation Committee.  The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer, and sets the compensation level of the Chief Executive Officer based on this evaluation. The Committee is also generally empowered to administer Jabil’s 2002 Stock Incentive Plan and 2011 Stock Award and Incentive Plan, each with respect to all individuals. The current charter of the Committee was adopted on July 18, 2013, and is available in the Investors/Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Committee met eight times and did not take action by written consent during fiscal 2014.

Risk Oversight

The Board’s Role in Risk Oversight.  Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The potential adverse impact of some risks may be minor, and accordingly, as a matter of business judgment, allocating significant resources to avoid minor potential adverse impacts may not be appropriate. In other cases, a potential adverse impact may be significant, and spending resources to avoid or mitigate such a significant potential adverse impact is prudent. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. We engage in numerous activities seeking to align our voluntary risk-taking with Company strategy, and understand that projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these Committees periodically report to the Board regarding briefings provided by management and advisors as well as the Committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The heads of each business group typically report to the Board quarterly, identifying and discussing various risks that they are facing. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the internal audit department periodically reports to the Audit Committee on its evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The internal audit department also consults with third party sources and advisors regarding certain potential risks facing Jabil, which is incorporated into its summary.

Certain financial risks are identified and discussed during our quarterly and year-end processes to follow Section 302 of the Sarbanes-Oxley Act of 2002. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters. Similarly, we are required under Section 404 of the Sarbanes-Oxley Act of 2002 to produce an annual report on internal control over financial reporting in our Annual Reports on Form 10-K that contains management’s assessment of the effectiveness of Jabil’s internal control over financial reporting, and we also include certifications by our Chief Executive Officer and our Chief Financial Officer as to internal control matters. As part of management’s rigorous review of Jabil’s internal control over financial reporting in order to assure compliance with the Section 404 requirements, certain risks are identified and discussed.

Risks in Compensation Practices.  Jabil conducted a risk assessment of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors to ensure our employees, including the NEOs, are not encouraged to take unreasonable risks in managing the business. These factors include:

•	Annual cash incentives and vesting for performance-based long-term awards use financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance, but set maximum payouts at 100% to 200% of the target levels for cash incentives and 150% of the target levels for performance-based equity awards.
•	For most cash incentive participants, performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.
•	A mix of time-based and performance-based equity awards to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.
•	A balance of short-term and long-term compensation creating diverse time horizons.
•	A relationship between performance for a given metric and the corresponding payout factor that, we believe, mitigates risk by avoiding situations where a relatively small amount of increased performance results in a relatively high corresponding amount of increased compensation.
•	A relatively high degree of difficulty of performance targets.
•	Relatively long performance measurement periods to encourage long-term, rather than short-term, performance.
•	Minimum stock ownership requirements for our executive officers and directors to, among other things, encourage them to act in a more risk-averse manner to avoid a significant decrease in their net worth.
•	Oversight of compensation programs by the Compensation Committee. We believe this mitigates risk by empowering a group of independent directors with substantial experience and expertise who owe fiduciary duties to act in the best interests of Jabil’s stockholders.
•	Oversight of programs by a broad-based group of functions within Jabil and at multiple levels within the organization to encourage different viewpoints and avoid situations where a small number of people are involved in compensation decisions.
•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.
•	Adoption of a clawback policy that allows the Compensation Committee to recover performance-based compensation paid to executive officers on the basis of certain inaccurate financial results.

Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Jabil. Our current Chairman, Mr. Main, is not an officer. Mr. Main has served as our Chairman since January 2013 and he was our Chief Executive Officer from 2000 until March 2013.

Executive Sessions

Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Sansone, Vice Chairman, presides at such meetings. See “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors /Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate and are not intended to create legal rights in any third party in the event of any failure to comply with any of the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider and assess the effectiveness of its Corporate Governance Guidelines in connection with the annual director nomination process to assure it includes an effective mix of people to further our long-term business interests.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, the lesser of 20,000 shares or the total number of equity awards granted over the preceding three years. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	shares deemed to be beneficially owned under federal securities laws;
•	unvested time-based restricted stock shares;
•	shares subject to unvested time-based restricted stock unit awards; and
•	other forms of ownership approved by the board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain half of the after-tax shares until the requirement is met.

Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of nominees to the Board for nomination at each annual meeting of stockholders. This Committee will consider nominees for board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and adding to the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The Committee will give consideration to these recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. An affiliated group of stockholders means stockholders constituting a group under SEC Regulation 13D. While the Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee will take into account the size and duration of a recommending stockholder’s ownership interest in Jabil. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Committee or the full Board of Directors for board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s principal headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation for consideration does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;
•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;
•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and
•	a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);
•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);
•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);

•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;
•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;
•	a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;
•	a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and
•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

In October 2014, the Board of Directors undertook its annual review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following directors are independent: Martha F. Brooks, Mel S. Lavitt, Lawrence J. Murphy, Frank A. Newman, Steven A.

Raymund, Thomas A. Sansone, and David M. Stout. As required by applicable law, the Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors.

Board of Directors Meetings during Fiscal 2014

The Board of Directors held a total of five meetings and took action by unanimous consent two times during fiscal 2014. All directors attended 75% or more of the aggregate number of Board and committee meetings. The Chairman of the Board presides over all meetings of the Board.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the previous Annual Meeting of Stockholders.

Communication with the Board of Directors

Communications directed to any director, or any group of directors, must be in writing and sent certified mail to 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of shares of Jabil that the person holds;
•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party to an independent director, or the independent directors as a group, the nature of the person’s interest in Jabil;
•	any special interest, meaning an interest not in the capacity of a stockholder of Jabil, of the person in the subject matter of the communication; and
•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

Jabil’s Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Business Conduct and Ethics and Senior Code

Jabil has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, Jabil has adopted a senior code of ethics titled “Code of Ethics for the Principal Executive Officers and Senior Financial Officers of Jabil” that applies to the principal executive officer, president, principal financial officer, principal accounting officer and controller. The text of both documents can be found in the Investors/Corporate Governance section of Jabil’s website (www.jabil.com). Jabil anticipates that in the event any waivers from its Code of Ethics for the principal executive officer and senior financial officers are granted, notice of any such waiver will be posted on its website.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee was formed in November 1992 and is currently composed of Mr. Lavitt, Mr. Murphy and Mr. Stout. No member of the Committee who served during fiscal 2014 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Related Party Transactions

Related Party Transactions Policy.  Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “related party” had, has or will have a direct or indirect material interest. “Related parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel’s) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Committee meeting, the Committee’s chair shall have the authority to act on behalf of the Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Committee (or, as applicable, the Committee chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions.  Charles A. Main III, a brother of Timothy L. Main, a director of Jabil and the former Chief Executive Officer and President, is employed by Jabil’s Consumer Lifestyles group as Vice President, Global Business Unit. His compensation for fiscal 2014 consisted of the following items: regular base salary earnings of $315,995, a bonus of $259,843, a total of 16,520 equity grants (consisting of performance-based and time-based restricted stock units) whose aggregate grant date fair value was $364,431, a $11,586 contribution by Jabil on his behalf to his 401(k) plan account, a cost of living adjustment and a housing allowance totaling $53,198, tax preparation fees totaling $90,800, and a tax gross up of $35,187 for a total compensation of $1,131,040.

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal 2014, the non-management directors received the following annual retainers, payable in cash quarterly:

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	58,000
Chairman of the Board	75,000
Audit Committee - Chair	30,000
Audit Committee - other members	15,000
Compensation Committee - Chair	20,000
Compensation Committee - other members	10,000
Nominating and Corporate Governance Committee - Chair	10,000
Nominating and Corporate Governance Committee – other members	5,000

No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings. In addition, non-employee directors are eligible to receive awards under the 2011 Stock Award and Incentive Plan. For fiscal 2014, each non-employee director received 8,500 time-based restricted stock units (“RSUs”), which vested on August 31, 2014 provided that the director continued to serve on that date.

Director Compensation in Fiscal 2014

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Timothy L. Main	133,000	187,510	320,510
Thomas A. Sansone	68,000	187,510	255,510
Martha F. Brooks	73,000	187,510	260,510
Mel S. Lavitt	73,000	187,510	260,510
Mark T. Mondello	---	---	---
Lawrence J. Murphy	68,000	187,510	255,510
Frank A. Newman	73,000	187,510	260,510
Steven A. Raymund	88,000	187,510	275,510
David M. Stout	83,000	187,510	270,510

(1)	As of the end of fiscal 2014, the following non-employee directors had outstanding option awards: Mr. Lavitt - 15,000; Mr. Murphy - 15,000; Mr. Newman - 15,000; Mr. Raymund - 15,000; and Mr. Sansone - 15,000.
(2)	Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718. For all of the directors who received a stock award in fiscal 2014, this amount was determined by multiplying the total number of RSUs awarded, 8,500, by the closing stock price on the date of grant (October 17, 2013) of $22.06, and is the aggregate amount of expense that will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014. These awards vested on August 31, 2014.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Information regarding Jabil’s nominees for director is set forth below:

Name	Age	Principal Position	Director Since
Martha F. Brooks	55	Director	2011
Mel S. Lavitt	77	Director	1991
Timothy L. Main	57	Chairman of the Board	1999
Mark T. Mondello	50	Chief Executive Officer, Director	2013
Lawrence J. Murphy	72	Director	1989
Frank A. Newman	66	Director	1998
Steven A. Raymund	59	Director	1996
Thomas A. Sansone	65	Vice Chairman of the Board	1983
David M. Stout	60	Director	2009

Except as set forth below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the directors are “independent” as defined in the applicable listing standards of the NYSE.

Board Composition

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, the willingness to be accountable for their decisions, providing informed judgment on a broad range of issues, being financially literate, acting with mature confidence which involves the ability to participate in open discussion, expecting high performance, and being passionate and creative. Additionally, the individuals that comprise the board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our board as a whole.

Martha F. Brooks. Ms. Brooks is currently a Director of Bombardier Inc., Harley-Davidson, Inc., and Algeco Scotsman Holding S.A.R.L. She was also a Director of International Paper from 2003 to 2009. From 2007 to 2009, Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., a global leader in aluminum rolling and recycling. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan Inc. completed a spinoff of Novelis. From 2002 to 2004, Ms. Brooks served as CEO, Americas and Asia Rolled Products Business and Senior Vice President of Alcan Inc. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a B.A. in Economics and Political Science and an M.B.A. in International Business from Yale University. We believe that Ms. Brooks’ extensive business experience and service on boards of other publicly-traded companies qualify her for re-election to the Board.

Mel S. Lavitt.  Mr. Lavitt has served as a director of Jabil since 1991. Currently, Mr. Lavitt is a Senior Advisor to Needham & Company, LLC, an investment bank. He is also the Managing Member of The Lavitt Group L.L.C., a financial consulting firm and serves as Chairman on the Board of Directors of the Utah Governor’s Office of Economic Development. In addition, Mr. Lavitt is an Advisory Director at Xavient Information Systems, a Board Member at Utah Capital Investment Corporation (Utah Fund of Funds), a Trustee of EDCUtah, and is on the Government Herbert Economic Council. From July 2007 to June 2008, Mr. Lavitt held several positions with GC Capital Management LLC, a registered advisory firm, including Co-Managing Partner and Senior Advisor. Mr. Lavitt served as a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) from 1992 (and also as Vice Chairman beginning in December 1999) until July 2007. From 1987 until 1992, Mr. Lavitt was President of Lavitt Management, a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is a graduate of Brown University. We believe that Mr. Lavitt’s business background and experience, including years of service as an investment banker, enhance his ability to analyze and contribute valuable and unique insights on matters including those relating to capital structure and financing, which therefore qualify him for re-election to the Board.

Timothy L. Main.  Mr. Main has served as Chairman of the Board since January 2013. He is also on the Board of Quest Diagnostics, a provider of diagnostic information services. Mr. Main served as Chief Executive Officer of Jabil from 2000 until March 1, 2013, and as a director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President Business Development in 1991, and to Senior Vice President, Business Development in 1996 and President in 1999. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from the American Graduate School of International Management (Thunderbird). We believe that Mr. Main’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil, qualify him for re-election to the Board.

Mark T. Mondello.  Mr. Mondello has served as Chief Executive Officer since March 1, 2013. Mr. Mondello was promoted to Chief Operating Officer in November 2002. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and was promoted to Project Manager in 1993. Mr. Mondello was named Vice President, Business Development in 1997 and served as Senior Vice President, Business Development from January 1999 through November 2002. Prior to joining Jabil, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. He holds a B.S. in Mechanical Engineering from the University of South Florida. We believe that Mr. Mondello’s current service as Chief Executive Officer of Jabil qualifies him for re-election to the Board.

Lawrence J. Murphy.  Mr. Murphy is an independent business consultant focusing on mergers and acquisition related matters and has served as a director of Jabil since 1989 and as an independent consultant to Jabil from 1997 until 2004. From 1992 until 1997, Mr. Murphy served as a director of Core Industries, a diversified conglomerate where he held various executive level positions since 1981, including Executive Vice President and Secretary. Prior to joining Core Industries, Mr. Murphy was a practicing attorney at the law firm of Bassey, Selesko, Couzens & Murphy, P.C. and a certified public accountant with the accounting firm of Deloitte & Touche. Mr. Murphy is currently a member of the Board of Advisors for Baker Financial, a financial consulting services firm and the McCoig Group, a privately-held ready-mix concrete company based in Michigan.

Mr. Murphy holds a B.S in Accounting and a J.D. in law. We believe that Mr. Murphy’s business and legal experience, long-standing service as a Jabil director, financial accounting and management expertise, as well as his prior service as an independent consultant to Jabil, all qualify him for re-election to the Board.

Frank A. Newman.  Mr. Newman has served as a director of Jabil since 1998. Since May 2012, he has been President and Chief Executive Officer (initially as the non-executive interim Chief Executive Officer before transitioning to the full-time position of President and Chief Executive Officer) of the Stow Company in Holland, Michigan. Mr. Newman served as Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, from 2003 to February 2011 and its Chief Executive Officer from 2002 to February 2011. From 2001 until 2002, Mr. Newman was a private investor and advisor to health care and pharmaceutical companies. From 2000 until 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an Internet pharmacy company. From 1993 until 2000, Mr. Newman was the President, Chief Operating Officer and a director of Eckerd Corporation, a retail drug store chain, and was its Chief Executive Officer from 1996 until 2000 and its Chairman of the Board of Directors from 1997 until 2000. From 1986 until 1993, Mr. Newman was the President, Chief Executive Officer and a director of F&M Distributors, Inc., a retail drug store chain. We believe that Mr. Newman’s extensive business experience, including his prior service as the chief executive officer of publicly-traded companies, knowledge of our Company, service on boards of other publicly-traded companies and proven leadership ability qualify him for re-election to the Board.

Steven A. Raymund.  Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund currently serves as Chairman of the Board of Directors of Tech Data Corporation and is also a director of WESCO International, Inc. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986, serving until his resignation in October 2006. Mr. Raymund holds a B.S. in Economics from the University of Oregon, and a Master’s Degree in International Politics, Georgetown University, School of Foreign Services. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our Company, service on boards of other publicly-traded companies and service leading the Audit Committee qualify him for re-election to the Board.

Thomas A. Sansone.  Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.

David M. Stout.  Mr. Stout became a director of Jabil in September 2009. He is also currently a director of Airgas, Inc., NanoBio Corporation, and Shire PLC. From 2003 to 2008, Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations. From 1999 to 2003, he served as President of U.S. Pharmaceuticals. From 1996 until 1998, he served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham. From 1994 until 1996, Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation and held various executive and sales and marketing positions with Schering-Plough from 1979. Mr. Stout holds a B.S. in Biology from Western Maryland College. We believe that Mr. Stout’s extensive business experience and service on boards of other publicly-traded companies qualify him for re-election to the Board.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

In October 2014, the Audit Committee approved the selection of Ernst & Young LLP (“E&Y”) to serve as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2015.

The audit reports of E&Y on the consolidated financial statements of Jabil and its subsidiaries as of and for the year ended August 31, 2014 and the effectiveness of internal control over financial reporting as of August 31, 2014 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended August 31, 2014, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2014 on October 21, 2014, there were (i) no disagreements between Jabil and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of E&Y are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

Audit Committee Report

Jabil Circuit, Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the New York Stock Exchange, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investors section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to insure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered certified public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered certified public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered certified public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered certified public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered certified public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered certified public accounting firm.

For fiscal 2014, E&Y has acted as Jabil’s independent registered certified public accounting firm.

In this context, the Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and E&Y.
(2)	The Audit Committee has discussed with E&Y the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard 16.
(3)	The Audit Committee has received and reviewed the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board Rule regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with E&Y its independence from Jabil.
(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, for filing with the SEC.
(5)	The Audit Committee has appointed E&Y as Jabil’s independent registered certified public accounting firm for the fiscal year ending August 31, 2015.

Submitted by the Audit Committee:

Steven A. Raymund, Chair

Frank A. Newman

Martha F. Brooks

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by E&Y for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2014 and August 31, 2013, and fees billed for other services rendered by E&Y during those periods.

Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees

Audit Fees	$8,166,635	$6,554,000
Audit-Related Fees	$2,195,642	$1,784,000
Tax Fees	$2,160,000	$4,011,000
All Other Fees	$0	$0
Total Fees	$12,522,277	$12,349,000

Audit Fees.  Consists of fees billed for professional services rendered for the audit of Jabil’s consolidated financial statements, the effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports and services that are normally provided by E&Y in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Jabil’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations regarding financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, and tax planning (domestic and international).

All Other Fees.  There were no other fees for the periods presented.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2014, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not approve the selection of E&Y, the appointment of the independent registered certified public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules issued by the SEC require that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs, as disclosed in this Proxy Statement.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

—	Our Compensation Committee is composed solely of independent directors. The Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.

—	Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals in an attempt to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.

—	A substantial portion of the compensation payable to our NEOs is performance-based, including our annual cash incentive program, our performance-based restricted stock unit awards and our long-term cash incentive awards, which vest over multi-year performance periods, if at all. Over 75% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.

—	Our compensation philosophy is to pay for performance. While our financial results for fiscal 2014 for revenues, net income and core operating income were within the range of publicly issued guidance, our NEOs’ compensation goals under our annual cash incentive plan were not achieved. This resulted in no cash payouts to the NEOs for their annual cash incentives and contributed to no vesting of their equity awards with performance periods ending in fiscal 2014.

—	We believe the payout levels in relation to our performance demonstrate that our goals are set at challenging levels.

—	We have stock ownership requirements for our NEOs.

—	We have adopted a clawback policy with respect to the recovery of performance-based compensation paid to executive officers on the basis of certain inaccurate financial results.

—	We employ our NEOs “at will” without guaranteed employment, severance or change in control agreements.

—	We generally do not pay any material perquisites to our NEOs.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than the January 2018 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Following four consecutive years in which Jabil delivered company record financial performance, fiscal 2014 presented challenging business and customer issues, which impacted the achievement of our NEO’s compensation goals.

Jabil’s compensation program is intended to reflect our pay for performance philosophy by placing a majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial/operational performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives, and to incentivize each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish such balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term. In fiscal 2014, we required our executives to achieve threshold levels of net core operating income (“NCOI”) to earn their short-term cash incentives and earnings per share growth during a three-year performance period in order for performance-based equity awards to vest. The Compensation Committee set aggressive performance goals under both our short-term and long-term incentive programs using planning assumptions intended to address inherent uncertainties around forecasted customer demand and related cost structures. During the course of the fiscal year these planning assumptions were not realized. While our financial results for fiscal 2014 for revenues, net income, and core operating income were within the range of publicly issued guidance, the performance of the financial metrics related to the NEOs’ compensation program was below threshold. This resulted in no payouts of short-term incentives to our NEOs and contributed to no vesting of the equity awards with a performance period that ended August 31, 2014.

Our NEOs took a number of actions during fiscal 2014 that we believe position the Company well for growth in fiscal 2015 and future periods. Some of these actions include:

•	an expansion of, and investment in, our broad range of capabilities;
•	successful launch of a variety of development programs of significant complexity, scope and scale;
•	expansion of our Chinese footprint for operations to support future growth; and
•	redeployment of fixed assets and resources resulting in new revenue streams for fiscal 2015.

Summary of Short and Long-Term Incentives Awarded in Fiscal 2014

Annual cash incentives for the NEOs in fiscal 2014 were based solely upon the performance metric of corporate NCOI, a metric that has been part of the compensation program for several years.

The NEOs’ performance-based equity awards granted in fiscal 2014 will vest, if at all, based on cumulative core earnings per share (“EPS”) over a multi-year period. The Committee also awarded time-based restricted stock units (“RSUs”) with a three-year vesting period to retain these key executives, provide compensation at market-competitive levels, and to create an immediate alignment with shareholder interests. The performance-based awards represent two thirds of the total value of equity granted, with the time-based awards representing one-third of the total value.

Pay for Performance Philosophy

We believe that the following charts and tables are helpful in illustrating that the actual compensation paid to our executives reflects our pay for performance philosophy. These tables supplement the information in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2014 table, and the Outstanding Equity Awards at 2014 Fiscal Year End Table.

Table 1 illustrates the actual payout percentage against the target of the performance-based annual cash incentives to the NEOs since 2007 resulting from performance as measured by financial/operational metrics.

Table 1:  Annual Cash Incentive Achievement History

NEO	Fiscal Year	Cash Incentives Actual Payout Against Target
Mark T. Mondello
As Chief Executive Officer	2014	0%
	2013	11.2%
As Chief Operating Officer	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
Forbes I.J. Alexander
As Chief Financial Officer	2014	0%
	2013	11.2%
	2012	77.2%
	2011	129.2%
	2010	200.0%
	2009	36.1%
	2008	11.6%
	2007	31.4%
William D. Muir, Jr.
As Chief Operating Officer	2014	0%
	2013	11.2%
As Executive Vice President, CEO, Manufacturing Services Group (2010-2013), Executive Vice President, CEO, EMS Division (2007-2010) and Senior Vice President, Regional President- Asia (2007)	2012	36.3%
	2011	92.3%
	2010	200.0%
	2009	33.7%
	2008	10.3%
	2007	39.2%
William E. Peters
As President	2014	0%
	2013	11.2%
Joseph A. McGee
As Executive Vice President, Strategic Planning and Development	2014	0%
	2013	30.5%

Table 2 shows the achievement levels for performance-based awards over the last eight fiscal years and that the actual value being delivered to the NEOs in the form of performance-based equity compensation has varied in alignment with business performance over these years.

Table 2:  Performance-Based Awards Achievement History

Performance Measures
Fiscal Year	CAGR of Core EPS or Cumulative Core EPS (1) (2)	Jabil TSR vs. S&P 500 (1)	Fiscal 2011 Core Operating Profit Margin (3)	Fiscal 2013 Long Term Cash
2007	0% vested	N/A	N/A	N/A
2008	150% vested	0% vested for the 1st and 3rd performance periods 50% vested for the 2nd performance period	N/A	N/A
2009	200% vested	0% vested for the 1st and 2nd performance periods 50% for the 3rd performance period	N/A	N/A
2010	200% vested	20% vested for the 1st performance period 50% for the 2nd performance period 30% for the 3rd performance period	N/A	N/A
2011	150% vested	N/A	100% vested	N/A
2012	0% vested Years 4 and 5 of the performance period remain open	N/A	N/A	N/A
2013	Initial 3-year performance period remains open	N/A	N/A	3-year performance period remains open
2014	3-year performance period remains open	N/A	N/A	N/A

(1)	This term is defined and explained in detail in “NEO Long-Term Incentives – Definitions for Long-Term Incentive Metrics Granted in Fiscal 2014.”
(2)	In fiscal 2011 and in subsequent years, cumulative core EPS replaced core EPS Compound Annual Growth Rate (CAGR) as the performance metric.
(3)	To focus NEOs on corporate core operating profit margin during an uncertain global economic environment, a one-time grant of performance-based RSUs was awarded with vesting based upon fiscal 2011 core operating profit margin.

We believe the above information shows that we emphasize at-risk, performance-based compensation that is payable based on targets that the Compensation Committee intends to be challenging. We believe that our NEOs have made and are making significant contributions to the long-term success of Jabil by driving strategic decisions to provide Jabil with a solid foundation for long-term future growth.

GUIDING PRINCIPLES OF THE EXECUTIVE COMPENSATION PROGRAM

Annually, the Compensation Committee reviews its executive compensation philosophy which guides decisions regarding the executive compensation program. At the core of Jabil’s compensation philosophy is the recognition that Jabil’s executives play a key role in creating long-term stockholder value. The following table shows each of the guiding principles of the executive compensation program, the rationale for each principle and the elements of compensation that align with each principle:

Guiding Principles	Rationale	Elements of Compensation
Alignment with Stockholders’ Interests

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

• emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

• is significantly impacted by the value of our stock; and

• results in a continuing significant ownership of our stock.

Long-term incentives
Pay for Performance	An effective way to reach our short and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and on the performance of our stock. The portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary. While total compensation should be both competitive and tied to achievement of financial and strategic objectives, performance that exceeds target should be appropriately rewarded.	Cash short-term incentives and performance-based long-term incentives
Competitiveness	To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil.	Salary, cash short- term incentives, long-term incentives

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values
Salaries

•Provide a minimum fixed amount of compensation.

•Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

•Recognize individual performance.

•Are reviewed annually and compared with salaries of comparable executives in the peer group and in compensation surveys.

Short-term Incentives

•Communicate strategic priorities and identify key financial and business objectives.

•Motivate achievement of short-term or long-term objectives.

•Are 100% at-risk, most of which have a minimum financial or operational threshold that must be achieved to receive any payout.

•Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives in the peer group and/or compensation surveys.

•Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging, in most cases, from 0% (below threshold performance) to a maximum of 200% of target payout.

•Align chosen financial and other measures to an individual’s scope of influence.

Long-term Incentives

•Motivate attainment of long-term financial goals and incent managerial action intended to increase long-term stock price appreciation.

•Special equity awards may occur to promote a short-term focus on a specific financial objective, provided such short-term equity awards are infrequent.

•Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership and holding requirements.

•Ensure majority of grants are at-risk and are tied to financial performance.

•Reward long-term service and promote retention with vesting schedules that generally span several years.

•The grant-date value of long-term incentives is influenced by market data of comparable executives in the peer group and in compensation surveys.

Balance of Elements.  The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation each fiscal year. In addition, the Committee balances the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity and equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

NEO Total Direct Compensation Mix.  The following chart illustrates the fiscal 2014 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation, that is, salary plus the target value of the short-term cash and long-term incentives. This chart assists in demonstrating our compensation philosophy that the significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal 2014. “Salary” is the annual salary for the NEOs for fiscal 2014; “Target Cash Annual Incentive” is at the target payout of the short-term incentive program for fiscal 2014; and “Performance-Based Equity” and “Time-Based Equity” are the grant date fair values at target for fiscal 2014. These amounts differ from those shown in the Summary Compensation Table, which reflects actual short-term cash incentives earned in fiscal 2014.

FISCAL 2014 MIX OF TARGET TOTAL DIRECT COMPENSATION ELEMENTS

The chart above shows that variable, “at-risk” compensation comprises 58% to 65% of NEO fiscal 2014 target compensation, and the “at-risk” portion may vest above or below target levels based upon corporate and/or business group performance. Performance must exceed a specific pre-established threshold level or the elements of variable cash and/or equity compensation will have no value at the end of the performance period. Although time-based equity grants will vest at the number of shares granted, the actual value of the time-based equity at date of vest is dependent upon Jabil’s share price, which could decline during the vesting period. Therefore, over 76% of NEOs’ target compensation was linked to Jabil’s business performance and stock price performance.

THE EXECUTIVE COMPENSATION PROCESS

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and/or historical compensation data. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. In addition, the Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services, and makes inquiries regarding the accounting and tax treatment for the compensation program.

Role of Compensation Consultant.  The Compensation Committee has the sole authority to hire, and to dismiss, its compensation consultant. Reports and advice from the consultant may be requested by the Committee and are shared with the Board and management at the Committee’s discretion. The Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal 2014 included attending all Committee meetings, either in person or telephonically, reviewing and validating the peer group, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation, and facilitating the CEO evaluation and performance review process. SH&P has access to management, and interacts with management to gather compensation and performance information regarding Jabil, to develop concepts relating to potential compensation program designs, to ensure that compensation programs are administered in accordance with the decisions of the Committee and disclosed with high levels of transparency, and to ensure that accurate and timely information is presented to the Committee by SH&P and management. The Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal 2014, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rule, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Committee during fiscal 2014.

Role of Management.  Our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer collectively make a recommendation to the Compensation Committee regarding compensation elements and amounts, and performance measures and targets for our executive incentive compensation programs (except for the CEO). This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings, and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; (iv) the executives’ expected contributions in light of the responsibilities inherent in his or her position; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Role of Compensation Committee.  The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Committee Charter, posted on our website at www.jabil.com, sets forth the Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets, and grants long-term incentive awards. In making these decisions, the Committee reviews: (i) management’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s various operating segments; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Competitive Benchmarking.  The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash compensation may range from below-the-market 25th percentile at the low end, to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives are made on a case-by-case basis and consider market data, financial performance, individual performance and potential, and aggregate share usage. The Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate, global operations, similar annual revenue and/or market capitalization, and businesses that are complex and broad and/or compete with Jabil for executive talent. In June 2013, the Committee adopted a peer group for use when setting compensation for fiscal 2014 consisting of the following companies:

• Applied Materials, Inc. • Avnet, Inc. • Danaher Corporation • Emerson Electric Company • Qualcomm, Inc. • Seagate Technology • Texas Instruments, Inc. • TE Connectivity Ltd.	• Arrow Electronics, Inc. • Celestica, Inc. • EMC Corporation • Flextronics International • Sanmina Corporation • SYNNEX Corporation • Tech Data Corporation • Western Digital Corporation

The 16 companies in the peer group were used to set fiscal 2014 NEO target compensation with no change from the previous year’s peer group. When fiscal 2014 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available was above the peer group median, ranking at the 52nd percentile. The Committee’s compensation consultant compared Jabil’s NEO target pay using the peer group as part of the Committee’s process to establish NEO salaries, annual incentive targets and long-term incentive awards granted for fiscal 2014. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys. Some adjustments to NEO salaries and annual incentive targets were made based upon a competitive analysis using these sources of pay data. The Committee considered comparison data regarding long-term incentives for the NEOs as one factor, but did not strictly award grants with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation.  The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. The Committee selected the performance metric for the fiscal 2014 annual cash incentives pursuant to the Short-Term Incentive Plan approved by stockholders in January 2011.

Long-Term Incentive Compensation Award Practices.  The annual grant cycle for grants of long-term incentive awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an executive officer, an acquisition or to implement design changes to align compensation with strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically considers Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, and the incentive opportunity Jabil desires to provide to the NEOs. For the fiscal 2014 long-term incentive awards to our NEOs, the Committee considered Jabil’s financial performance, the executive’s role and responsibilities, individual performance, internal equity and the level of previous long-term incentive awards. The Committee utilized peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based. Over the past several years, the Compensation Committee granted performance-based RSU awards conditioned on the compound annual growth rate in Jabil’s core EPS over a minimum of three years and up to five years. In prior years, we have granted performance-based restricted stock awards conditioned on Jabil’s TSR relative to that of the S&P 500 during three annual measurement periods, and stock appreciation rights or stock options. In fiscal 2014, the performance period for performance-based RSU awards was fixed at three years.

Time-based stock awards are also granted to the NEOs in order to achieve specific elements of the compensation program. We believe that time-based stock awards with vesting over three years provides the recipient with the likelihood of long-term value directly aligned with the stock price and requires long-term service. This aligns with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

In October 2007, the Board of Directors adopted a stock incentive and compensation award policy. The components of the award policy are:

•	Grant timing guidelines, including requirements to pre-set dates on which awards may be granted and disclose those dates;
•	Exercise price guidelines, including a requirement that the exercise prices of stock options and stock appreciation rights generally will be no less than the closing price of a share of Jabil’s common stock on the date of grant;
•	Grant authorization guidelines, including specific deadlines for award requests by management in advance of award grant dates and prohibitions on delegation of grant authority and approval of grants by written consent; and
•	Grant implementation and miscellaneous procedural guidelines, including attendance by legal counsel at all meetings at which awards and other final compensation decisions are made.

In accordance with this policy, the Compensation Committee designates the dates on which stock incentive awards may be granted to officers, directors and employees (including new hires and promoted employees) during each fiscal year. The stock and stock-based awards granted during fiscal 2014 to the NEOs were made in accordance with this policy. The dates designated by the Committee for fiscal 2015 are the dates on or about the dates on which the Committee held or will hold meetings in connection with the quarterly in-person meetings of the Board during fiscal 2015: October 16, 2014 and, as currently scheduled, January 22, 2015, April 16, 2015 and July 16, 2015. In the event of “special circumstances” (the determination of which is in the Committee’s discretion), the Committee may grant stock and stock-based incentive awards on dates other than these designated dates.

OTHER COMPENSATION POLICIES AND CONSIDERATIONS

The Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal 2014, the value of the other benefits comprising “All Other Compensation” to the NEOs was minimal, as disclosed in detail in the Summary Compensation Table and the related notes.

Programs we offer	Programs we do not offer
Medical, dental, and vision insurance	Qualified pension benefits
401(k) Retirement Plan	Post-retirement medical or life insurance benefits
Non-qualified deferred compensation program	Employment or severance benefit agreements
Employee stock purchase plan	Tax gross-ups
Short- and long-term disability insurance
Group life insurance and supplemental life insurance

All of these programs, excluding the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability.  Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs and unvested long-term cash awards may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs and unvested long-term cash awards may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination.  Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination and the Compensation Committee has discretion to consider pro-rata payments of the annual cash incentive compensation on a case-by-case basis if the NEO is not employed for the full fiscal year. Unvested RSUs and unvested long-term cash awards are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, we have at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements.  Awards granted under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan (the “2011 SIP”) may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan and the 2011 SIP will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, and/or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 SIP, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 SIP, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

Under the 2002 Stock Incentive Plan, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or stock appreciation right will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or stock appreciation rights as to all or any part of the stock covered, including shares not otherwise exercisable.

In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and stock appreciation right under the 2002 Stock Incentive Plan will be assumed or an equivalent option and stock appreciation right will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or stock appreciation rights, the exercisability and termination of all or some outstanding and unexercisable options and stock appreciation rights will be accelerated, unless otherwise determined by the Board of Directors in its discretion.

In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and stock appreciation rights under the 2002 Stock Incentive Plan which are vested and exercisable will be terminated in exchange for a cash payment.

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

Non-Qualified Deferred Compensation.  U.S. officers may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Officers meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. Two NEOs are participating in Jabil’s non-qualified deferred compensation program. Jabil made no discretionary contributions to the accounts of NEOs for fiscal 2014. More information is shown in the Non-Qualified Deferred Compensation in Fiscal 2014 Table.

Recovery of Executive Compensation.  Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. Jabil has also established a policy to recover performance-based compensation paid to executive officers on the basis of certain inaccurate financial results. The clawback policy provides that an executive officer’s performance-based incentive compensation (including equity awards) may be recovered if there is a restatement of the Company’s materially inaccurate financial results and the executive officer engaged in fraud or illegal conduct which materially contributed to the inaccurate financial results.

Insider Trading Policy.  Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

Executive Share Ownership Requirements.  Jabil has minimum share ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
CEO	5x
President, COO and CFO	3x
Other executive officers	1x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws and unvested time-based restricted stock/RSUs. The share ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All those who were executive officers as of the January 2014 Annual Meeting of Stockholders were in compliance with the share ownership requirements.

Tax Deductibility of NEO Compensation.  In evaluating whether to structure executive compensation components as qualified performance-based compensation and thus, tax deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee balances the net cost to Jabil, the market for executive talent and the need to retain and motivate its NEOs. Performance-based awards granted to executive officers that may be covered under Section 162(m) are generally structured to be fully deductible. The Committee believes, however, that it is important to preserve flexibility in administering compensation programs so as to promote corporate goals. Accordingly, the Committee from time to time has approved elements of compensation that were consistent with the objectives of the executive compensation program, but that may not be fully deductible. Time-based RSU awards do not qualify as performance-based compensation under Section 162(m) and therefore, in some cases, can result in compensation to certain executives that is not fully tax deductible by Jabil.

Accounting for Share-Based Compensation.  Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

Say-On-Pay Advisory Vote on Executive Compensation.  We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders, held in January 2014. More than 99% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the Proxy Statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program; it did not make any significant changes to the executive compensation program and policies for fiscal 2014 compensation based on the stockholder voting results. The Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

NEO Fiscal 2014 Compensation

SALARY

In fiscal 2014, NEO salaries were increased; however, the target annual cash incentive (as a percentage of salary) was not increased. The salary adjustments were made based upon a comprehensive review of Jabil’s NEO compensation competitiveness relative to the peer group and compensation survey data. The target annual cash incentive percentages vary depending on the executive’s responsibilities and market data considerations, and we believe they demonstrate Jabil’s emphasis on at-risk compensation. Because target annual cash incentives are set as a percentage of salary, the increases in salary have the effect of increasing the dollar value of target annual incentives. The table below compares the fiscal 2013 and 2014 salary and annual cash incentive compensation structures.

NEO	Fiscal 2013 Salary	Fiscal 2014 Salary	% Salary Increase	Fiscal 2013 and Fiscal 2014 Target Annual Incentive (as a % of salary)
Mondello	$925,000	$1,000,000	8.1%	150%
Alexander	$615,000	$635,000	3.3%	100%
Muir	$620,000	$640,000	3.2%	120%
Peters	$620,000	$640,000	3.2%	120%
McGee	$495,000	$510,000	3.0%	90%

NEO ANNUAL CASH INCENTIVES

Definition for Annual Cash Incentive Metric.  The following definition was used for determining annual cash incentive compensation for our NEOs:

•	Corporate NCOI is operating income under generally accepted accounting principles, (“GAAP”) before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, but excludes the impact of any acquisitions closed in fiscal 2014.

Selection and Weighting of Performance Measures.  Each year, the Compensation Committee selects the metrics to be used to measure NEO performance. For fiscal 2014 the Committee evaluated the performance of each of the NEOs using a challenging goal of corporate NCOI. This singular goal was chosen during the first quarter of fiscal 2014 at which time the Company was experiencing an environment of rapid and significant changes, as described in the Executive Summary, which made it difficult to forecast fiscal 2014 financial performance. Therefore, the Compensation Committee believed it was prudent to simplify the fiscal 2014 annual cash incentive program for NEOs.

Determination of Incentive Target.  The Compensation Committee set the corporate NCOI target and related performance levels for fiscal 2014 early in the fiscal year. The financial performance metric was selected from those authorized in the Short-Term Incentive Plan. The financial performance metric for fiscal 2014 was at risk. The Compensation Committee then determined how the actual achievement of the financial performance metric would translate into the calculation of each NEO’s fiscal 2014 cash incentive. The Committee chose ranges that it believed were challenging.

The following table shows the percentages established by the Compensation Committee and used to calculate each NEO’s fiscal 2014 annual cash incentive payout based on the potential achievement for the corporate financial performance metric applicable to all of the NEOs. Performance below the threshold for the metric results in no payout and maximum payout is capped at 200%. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules.

Corporate NCOI ($ millions)	$450	$475	$500	$525	$550	$575	$600	$625	$650	$675
Percentage of Target Payout	20%	50%	100%	105%	110%	120%	135%	150%	175%	200%

Actual Cash Incentives.  None of our NEOs received a payout of their annual cash incentive. The threshold NCOI performance goal was not achieved due largely to unrealized customer demand. In support of Jabil’s pay for performance philosophy, the Committee established a challenging corporate threshold NCOI performance goal, particularly in light of the forecasting difficulty that Jabil faced during the first quarter of fiscal 2014.

NEO LONG-TERM INCENTIVES

Definitions for Long-Term Incentive Metrics Granted in Fiscal 2014.  The following definitions are used for determining long-term incentive compensation:

•	Cumulative core EPS is the sum of the adjusted core EPS for the last two fiscal years (that is, the fiscal years ending August 31, 2015 and August 31, 2016) during the three-year performance period beginning September 1, 2013 and ending on August 31, 2016.
•	Adjusted core EPS is GAAP net income before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.

Long-Term Compensation.  For fiscal 2014, the Compensation Committee granted the NEOs one type of performance-based RSU award and one type of time-based RSU award, with the potential to achieve the most value placed on the performance-based grant. At the target amounts, the performance-based RSU awards and time-based RSU awards represented approximately 67% and 33%, respectively, of the total fair value of the fiscal 2014 equity awards. The Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

Performance-Based Equity Awards.  These awards are at-risk and variable and vesting is based on the achievement of cumulative core EPS in fiscal 2015 and fiscal 2016. The cumulative core EPS target for the fiscal 2014 award is based on a 9% compound annual growth rate (“CAGR”) over three fiscal years; however, only fiscal 2015 and fiscal 2016 core EPS are added together to calculate the financial performance required to vest the target number of performance-based RSUs granted in fiscal 2014. The Compensation Committee decided to exclude fiscal 2014 core EPS because of the transition in the Company’s customer and product mix and due to the potential sale of the AMS Division, which was completed in fiscal 2014. The Committee believes that measuring performance against a multi-year measurement of cumulative core EPS aligns the NEOs’ compensation with stockholders’ interests over a longer term horizon.

The awards contain a threshold performance level that must be achieved in order for any performance-based RSUs to vest. If cumulative core EPS at the end of the three-year period equals or exceeds the target goal, then the corresponding number of RSUs vest (up to 150% of the number granted).

In fiscal 2014 the Committee chose to set the performance period at three years (whereas in prior years the performance period could extend up to five years) to reduce the potential for excessive share overhang (i.e., RSUs awarded, but unvested). Additionally, because the performance-based RSUs granted in fiscal 2014 may vest, upon superior performance, at up to 150% of the number granted, performance-based cash long-term incentive awards were not granted in fiscal 2014.

The table below illustrates the cumulative core EPS goals and corresponding threshold, target and maximum percentage of shares that could vest during the performance period. Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. Performance-based RSUs were granted at the start of fiscal 2014 and determination of vesting will occur following the close of fiscal 2016.

	Cumulative Core EPS	Percentage of Shares that May Vest
Threshold	$4.63	20%
Target *	$5.61	100%
Maximum	$6.29	150%
* assumes 9% CAGR of cumulative core EPS

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal 2014 Table.

Time-Based Awards.  The time-based awards made to the NEOs for fiscal 2014 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vest in the third year after the grant. Additionally, time-based awards comprise a minority of the NEOs’ fiscal 2014 target total direct compensation, ranging from 18.4% to 23.0% of the NEOs’ fiscal 2014 target total compensation.

CEO COMPENSATION FOR FISCAL 2014

Mark Mondello succeeded Timothy Main as Chief Executive Officer in the middle of fiscal 2013. At that time, the Compensation Committee, with the input of its compensation consultant, SH&P, designed a compensation program for Mr. Mondello that is intended to raise target compensation up to median levels over a multi-year timeframe. CEO compensation increased in fiscal 2014 as part of this planned process, so that Mr. Mondello’s target compensation level would be at the 40th percentile of the marketplace. Additionally, Mr. Mondello’s individual performance, company financial and strategic performance, internal equity, and historical compensation levels were factored into the Committee’s decisions regarding Mr. Mondello’s fiscal 2014 total compensation level. We believe that the increase in Mr. Mondello’s compensation is consistent with our guiding principles (See “Guiding Principles of the Executive Compensation Program”).

In the summer of 2014, the Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation, which includes both peer group and compensation survey data. This analysis showed that Mr. Mondello’s fiscal 2014 salary and target total cash compensation (salary plus target annual cash incentive) each were at approximately 13% below the market median and target total direct compensation (target total cash compensation plus the target value of long-term incentives granted) was at approximately 15% below the market median.

Mr. Mondello’s compensation package did not include pension benefits, severance commitments, tax gross-up commitments, or significant perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

By the Compensation Committee

David M. Stout, Chair

Mel S. Lavitt

Lawrence J. Murphy

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for fiscal 2014, 2013 and 2012. The NEOs are our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers based upon their total compensation during fiscal 2014.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark T. Mondello Chief Executive Officer	2014	1,000,000	5,526,912	-	12,202	6,539,114
	2013	925,000	3,593,462	155,400	10,200	4,684,062
	2012	750,000	3,237,768	694,800	13,897	4,696,465
Forbes I. J. Alexander Chief Financial Officer	2014	635,000	1,922,529	-	10,400	2,567,929
	2013	615,000	1,797,488	68,880	5,100	2,486,468
	2012	575,000	2,336,265	443,900	10,321	3,365,486
William D. Muir, Jr. Chief Operating Officer	2014	640,000	2,276,151	-	11,770	2,927,921
	2013	620,000	1,878,096	83,328	10,200	2,591,624
	2012	600,000	2,437,976	217,500	12,224	3,267,700
William E. Peters President	2014	640,000	2,276,151	-	10,400	2,926,551
	2013	620,000	1,950,168	83,328	11,599	2,665,095
Joseph A. McGee	2014	510,000	1,225,433	-	10,400	1,745,833
Executive Vice President, Strategic Planning and Development	2013	495,000	1,087,152	135,878	10,200	1,728,230

(1) The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal 2014.”

(2) Amounts shown under the “Stock Awards” column reflect the aggregate grant date fair value of the award pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014. A portion of the awards listed above are subject to performance conditions, with the grant date fair value calculated for purposes of the “Stock Awards” column assuming a target level of achievement. Assuming the highest level of performance conditions will be achieved, at a maximum of 150% for the performance-based RSUs granted in fiscal 2014, the grant date fair value for each NEO would have been as follows:

Name	Maximum Achievement Value
Mondello	$5,527,023
Alexander	$1,922,529
Muir	$2,276,261
Peters	$2,276,261
McGee	$1,231,610

See the Grants of Plan-Based Awards in Fiscal 2014 table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal 2014 and the Outstanding Equity Awards at 2014 Fiscal Year End table with respect to RSU awards made prior to fiscal 2014. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3)	Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Annual Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For additional information about our Annual Incentive Plan and these payouts see the “Compensation Discussion and Analysis”, “Non-Qualified Deferred Compensation in Fiscal 2014” and the Grants of Plan-Based Awards in Fiscal 2014 table.

(4)	The following table describes the components of the “All Other Compensation” column for fiscal 2014:

Name	Jabil Contributions to 401(k) Plan	Perquisites and Other Personal Benefits	Total
Mondello	$10,400	$1,802 (1)	$12,202
Alexander	$10,400	-	$10,400
Muir	$10,400	$1,370 (1)	$11,770
Peters	$10,400	-	$10,400
McGee	$10,400	-	$10,400

(1)	For Messrs. Mondello and Muir these amounts are for physical examinations.

Jabil restricts its executives’ use of corporate aircraft for personal purposes. When it does permit such use, it requires the executive to reimburse Jabil for an amount equal to or exceeding the flight’s aggregate incremental costs. As a result of such reimbursement, no perquisite disclosure is required under the SEC’s applicable disclosure rules.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal 2014, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Annual Incentive Plan for fiscal 2014 performance and the range of possible cash payouts under our long-term cash incentive awards granted under our 2011 Stock Award and Incentive Plan for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); and (v) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Type (3)	Threshold (#)	Target (#)	Maximum (#)
Mondello	10/17/2013	300,000	1,500,000	3,000,000
	10/17/2013				EPS	33,406	167,030	250,545		3,684,682
	10/17/2013				TBRS				83,510	1,842,231
Alexander	10/17/2013	127,000	635,000	1,270,000
	10/17/2013				EPS	11,620	58,100	87,150		1,281,686
	10/17/2013				TBRS				29,050	640,843
Muir	10/17/2013	153,600	768,000	1,536,000
	10/17/2013				EPS	13,758	68,790	103,185		1,517,507
	10/17/2013				TBRS				34,390	758,643
Peters	10/17/2013	153,600	768,000	1,536,000
	10/17/2013				EPS	13,758	68,790	103,185		1,517,507
	10/17/2013				TBRS				34,390	758,643
McGee	10/17/2013	91,800	459,000	918,000
	10/17/2013				EPS	7,444	37,220	55,830		821,073
	10/17/2013				TBRS				18,330	404,360

(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted on October 17, 2013 under our Annual Incentive Plan for achievement of pre-specified levels of performance in fiscal 2014. If performance is below threshold, then no amounts are paid. For additional information related to the annual cash incentive awards and long-term cash incentive awards, including performance goals, measures and weighting, see “Compensation Discussion and Analysis”. For actual annual cash incentive award payout amounts for fiscal 2014, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2011 Stock Award and Incentive Plan in fiscal 2014. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS targets. “TBRS” refers to time-based awards.
(4)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal 2014. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying a performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options (including SARs) and unvested RSU awards held by each of our NEOs as of August 31, 2014. Each grant of options (including SARs) or unvested RSU awards is shown separately for each NEO. The vesting schedule for each award of options (including SARs) is shown following this table based on the grant date.

		Option Awards (1)				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Mondello	10/20/2004	120,000	-	24.02	10/20/2014	-	-	-	-
	10/11/2005	64,630	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	74,933	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	20,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	22,368	482,701	22,368	482,701
	10/16/2012	-	-	-	-	47,164	1,017,799	27,360	590,429
	10/17/2013	-	-	-	-	83,510	1,802,146	33,406	720,901
Alexander	10/20/2004	65,000	-	24.02	10/20/2014	-	-	-	-
	10/11/2005	38,537	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	45,763	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	15,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	16,140	348,301	16,140	348,301
	10/16/2012	-	-	-	-	23,828	514,208	13,618	293,876
	10/17/2013	-	-	-	-	29,050	626,899	11,620	250,760
Muir	10/20/2004	65,000	-	24.02	10/20/2014	-	-	-	-
	10/11/2005	32,114	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	36,128	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	25,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	16,843	363,472	16,843	363,472
	10/16/2012	-	-	-	-	24,899	537,320	14,228	307,040
	10/17/2013	-	-	-	-	34,390	742,136	13,758	296,898
Peters	10/20/2004	65,000	-	24.02	10/20/2014	-	-	-	-
	10/11/2005	32,114	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	36,128	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	20,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	12,282	265,046	12,282	265,046
	10/16/2012	-	-	-	-	17,892	386,109	10,224	220,634
	1/24/2013	-	-	-	-	7,007	151,211	4,004	86,406
	10/17/2013	-	-	-	-	34,390	742,136	13,758	296,898
McGee	10/20/2004	65,000	-	24.02	10/20/2014	-	-	-	-
	10/11/2005	32,114	-	29.79	10/10/2015	-	-	-	-
	10/26/2006	36,128	-	29.31	10/25/2016	-	-	-	-
	10/24/2007	20,000	-	21.56	10/23/2017	-	-	-	-
	10/20/2011	-	-	-	-	10,000	215,800	10,000	215,800
	10/16/2012	-	-	-	-	14,413	311,033	8,236	177,733
	10/17/2013	-	-	-	-	18,330	395,561	7,444	160,642

(1)	The options include incentive stock options, non-qualified stock options and SARs. The exercise or base price for all grants is the closing price of a share of our common stock on the last trading day before the date of grant, in accordance with the terms of our equity incentive plans as in effect prior to October 25, 2007. The exercise price of stock options may be paid in cash and/or shares of our common stock, or an option holder may use “broker assisted cashless exercise” or “net settlement” procedures. All SARs are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, stock options and SARs may be exercised only to the extent they were vested on the date of termination. Stock options and SARs expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, stock options and SARs may be exercised during the 30-day period following termination. In the event of death or disability, stock options and SARs remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, stock options and SARs remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil. The following table details the vesting schedule for stock option and SAR grants based upon the grant date:

Grant Date	Vesting
10/20/2004	Options vested at a rate of 12% after the first six months (on April 20, 2005) and 2% per month thereafter, becoming fully vested after a 50-month period (on December 20, 2008).
10/11/2005, 10/25/2005, 10/26/2006	SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 11, 2007, January 25, 2007 and January 26, 2008, respectively) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 11, 2009, October 25, 2009 and October 26, 2010, respectively).
4/24/2007	SARs vested at a rate of one-twelfth fifteen months after the grant date (on July 24, 2008) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on April 24, 2011).
10/24/2007	SARs vested at a rate of one-twelfth fifteen months after the grant date (on January 24, 2009) with an additional one-twelfth vesting at the end of each three-month period thereafter, becoming fully vested after a 48-month period (on October 24, 2011).

(2)	These are grants of time-based RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $21.58, the closing market price of Jabil common stock on August 31, 2014.
(4)	These amounts represent the number of shares of performance-based RSUs granted in fiscal 2012, 2013 and 2014. The performance period for each is described in the “Compensation Discussion and Analysis.” For the performance-based RSUs granted in fiscal 2012, 2013, and 2014, the number of shares and related values as of August 31, 2014 represent the award at threshold level given that performance through the end of the previous fiscal year has not exceeded the thresholds. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an issued and outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based RSUs at the applicable level of performance set forth in footnote (4) by $21.58, the closing market price of Jabil common stock on August 31, 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

Our NEOs acquired the following shares upon the exercise of options (including SARs) and vesting of stock awards during fiscal 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mondello	0	0	262,873	5,797,692
Alexander	0	0	172,257	3,800,735
Muir	0	0	196,227	4,329,414
Peters	0	0	132,048	2,912,517
McGee	0	0	101,307	2,235,389

(1)	The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2014

In fiscal 2014, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Circuit, Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deemed deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal 2014, and the aggregate balance deemed as of August 31, 2014. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal 2014 ($)(1)	Registrant Contributions in Fiscal 2014 ($)	Aggregate Earnings in Fiscal 2014 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2014 ($)(2)
Mondello	-	-	-	-	-
Alexander	-	-	63,262	-	633,209
Muir	-	-	-	-	-
Peters	-	-	-	-	-
McGee	117,942	-	11,669	-	162,000

(1)	For Mr. McGee, all of these contributions came from his salary for fiscal 2014 and are reported in the “Salary” column of the Summary Compensation Table for fiscal 2014.
(2)	Of the $633,209 reported in this column for Mr. Alexander, (a) $307,505 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2011 and (b) $170,730 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2012. Of the $162,000 reported in this column for Mr. McGee, (a) $32,365 was reported in the “Salary” column of the Summary Compensation Table for fiscal 2013, (b) $50,500 was reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2013 and (c) $117,942 was reported in the “Salary” column of the Summary Compensation Table for fiscal 2014.

POTENTIAL PAYMENTS UPON TERMINATION

OR A CHANGE IN CONTROL

Jabil’s NEOs do not have employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment. The Compensation Committee may, in its discretion, award a bonus for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in connection with accelerated or continued vesting of outstanding equity awards and long-term cash incentive awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Award and Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the grantee is terminated without cause or resigns for good reason. With respect to the 2011 Stock Award and Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in the “Change in Control Arrangements” section of the “Compensation Discussion and Analysis.”

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control, or (ii) in the case of RSUs, the NEO is retirement-eligible, dies or becomes disabled. In fiscal 2013, the Compensation Committee approved long-term performance-based cash incentive awards that are forfeited upon termination of employment unless (i) there is a change in control, or (ii) the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis.”

The following table sets forth the additional amounts that could have been realized by each NEO if termination of his employment were to have occurred as of August 31, 2014 for these scenarios.

All NEOs	Termination Due to Change in Control		Termination Due to Retirement		Termination Due to Death		Termination Due to Disability
Salary	$0		$0		$0		$0
Cash incentives	All unvested long-term cash awards would be accelerated, resulting in these values:		$0		$0		$0
	Mondello	$1,507,500
	Alexander	$750,350
	Muir	$783,960
	Peters	$563,340
	McGee	$453,800
Equity	All unvested equity grants would be accelerated, resulting in these values:		Unvested performance-based and time-based RSUs would continue to vest, resulting in these values:		Unvested performance- based and time-based RSUs would vest immediately, resulting in these values:		Unvested time-based RSUs would vest immediately and unvested performance–based RSUs would continue to vest, resulting in these values:
	Mondello	$15,281,748	Mondello	$3,482,926	Mondello	$3,302,646	Mondello	$3,603,022
	Alexander	$7,451,747	Alexander	$1,552,098	Alexander	$1,489,408	Alexander	$1,593,892
	Muir	$8,130,826	Muir	$0	Muir	$1,642,929	Muir	$1,766,636
	Peters	$7,294,169	Peters	$1,618,781	Peters	$1,544,502	Peters	$1,668,210
	McGee	$4,634,370	McGee	$964,971	McGee	$922,394	McGee	$989,328

The values above represent achievement of the maximum amount that could be realized at the market closing price on August 31, 2014. The only equity grants that were unvested at August 31, 2014 are RSU grants as all options and SARs have vested as of August 31, 2014.

Equity Compensation Plan Information

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2014:

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Security Holders:
2002 Stock Incentive Plan	5,372,401(3)	$26.40	-
2002 CSOP Plan	-	-	-
2002 FSOP Plan	21,340(3)	$24.02	-
2011 Stock Award and Incentive Plan	-	-	10,823,646
2011 Employee Stock Purchase Plan	-	-	3,265,640
Restricted Stock Units	9,800,942(4)	-	-
TOTAL	15,194,683		14,089,286
Equity Compensation Plans Not Approved by Security Holders:
	0	0	0

(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.
(2)	All of the shares available for future issuance under the 2011 Stock Award and Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.
(3)	Amount reflects the number of shares of securities to be issued upon exercise of outstanding options, warrants and rights.
(4)	Amount reflects the number of shares issuable upon vesting of RSUs granted under the 2011 Stock Award and Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

OTHER PROCEDURAL MATTERS

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend.

Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report, including the Annual Report on Form 10-K, is not to be considered part of this proxy solicitation material.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 12, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 21, 2015.

Vote by Internet
• Go to www.envisionreports.com/JBL
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Martha F. Brooks	☐	☐	02 - Mel S. Lavitt	☐	☐	03 - Timothy L. Main	☐	☐

	04 - Mark T. Mondello	☐	☐	05 - Lawrence J. Murphy	☐	☐	06 - Frank A. Newman	☐	☐

	07 - Steven A. Raymund	☐	☐	08 - Thomas A. Sansone	☐	☐	09 - David M. Stout	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending August 31, 2015.	☐	☐	☐	3.	To approve (on an advisory basis) the Company’s executive compensation.	☐	☐	☐

NOTE: In their discretion, the proxies may vote on such other business as may properly come before the Meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01XMGD

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil’s mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/investor and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/investor on the Internet.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — JABIL CIRCUIT, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints ROBERT L. PAVER and FORBES I.J. ALEXANDER, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Circuit, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Circuit, Inc., to be held at the Renaissance Vinoy Golf Club, Sunset Ballroom, 600 Snell Isle Boulevard, St. Petersburg, Florida 33704, on Thursday, January 22, 2015, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2015, AND (3) FOR THE APPROVAL (ON AN ADVISORY BASIS) OF THE COMPANY’S EXECUTIVE COMPENSATION.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE